Exhibit 10.6

July 31, 2020

Sam Bucci

Via Email

Re:    Offer of Employment
Dear Sam:
On behalf of Ribbon Communications Inc. (“Parent Company”) and Ribbon Communications Canada ULC (“Ribbon Canada” and Parent Company and Ribbon Canada, together with its affiliates who may employ you from time to time, the “Company”), I am very pleased to extend this offer of employment (this “Agreement”) as the Parent Company’s EVP and General Manager, Packet Optical Networks, reporting to Bruce McClelland, President & CEO of the Parent Company. If you accept this Agreement on or before the deadline set forth below, your start date with the Company will be September 8, 2020 (“Start Date”).
A.    Compensation and Work Location
1)Base Salary: The annual gross base salary for this position is CAD$578,000 (“Base Salary”), which is payable in gross bi-weekly amounts of CAD$22,230.77. The base salary for this position is subject to applicable withholdings and deductions. Upon your employment by the Company in the USA, your annual gross Base Salary will be USD$425,000, less applicable withholdings and deductions. Please refer to Section C below for additional terms regarding your relocation to the USA. Your Base Salary will be subject to review and adjustment by the Parent Company’s Board of Directors (the “Board”) or Compensation Committee of the Board (the “Committee”) in its sole discretion.
2)Annual Bonus: You will be eligible to receive annual variable cash bonus based on achievement of certain corporate and/or individual objectives (“Annual Bonus”). Subject to achievement of such objectives for the applicable year, the target Annual Bonus shall be equal to seventy-five percent (75%) of your Base Salary. The Annual Bonus for each fiscal year will be based on the achievement of objectives determined by the Board or the Committee; provided that any Annual Bonus payable with respect to 2020 shall be pro-rated based upon the portion of the beginning on the Start Date and ending on December 31, 2020. Your Annual Bonus, if any, shall be paid as soon as reasonably practicable following Ribbon’s public disclosure of its financial results for the applicable bonus period and the Board’s or Committee’s approval of the bonus under the then-applicable Ribbon bonus plan, subject to your continued employment with the Company through the date of such payment (except as otherwise set forth in any written agreement by and between the Company and you).
3) Sign-on Bonus. You will be eligible to receive a one-time lump sum sign-on bonus in the amount of CAD$136,000.00, less applicable withholdings and deductions, such being payable to you in the first regularly scheduled payroll following the Start Date. If you resign for any reason, or are terminated by the Company for Cause (“Cause” as defined in the then applicable severance agreement between you and the Company), within the first twelve (12) months following the Start Date, you agree that you will reimburse the Company a pro-rated portion of the Sign-on Bonus calculated based on the period remaining in the twelve (12) months following the Start Date. By signing this offer letter, you agree that any amounts you owe to the Company upon your termination may be withheld from your final paycheck and/or outstanding business expense reimbursements.
4)Equity Awards. Subject to your commencement of employment on the Start Date and approval by the Committee:
a)You will, on September 15, 2020 (the “Grant Date”), be granted restricted stock units (the “Sign On RSUs”) that, upon vesting, will be settled in shares of common stock of the Parent Company with a value (as of the Grant Date) equal to USD$550,000.00, calculated consistent with such grants made to similarly situated employees of the Company. Subject to your active and continuous employment with the Company through the applicable vesting date, the Sign On RSUs will vest on the first anniversary of the Grant Date. Notwithstanding the foregoing, your grant will be subject to, and you will be required to, enter into a restricted share unit agreement in the Company’s applicable form in connection with the grant of the Sign On RSUs.
b)You will, on the Grant Date, be granted restricted stock units (the “RSUs”) that, upon vesting, will be settled in shares of common stock of the Parent Company with a value (as of the Grant Date) equal to USD$425,000.00, calculated consistent with such grants made to similarly situated employees of the Company. Subject to your active and continuous employment with the Company through the applicable vesting date, the RSUs will vest as follows: (A) 1/3rd of your RSUs on the first anniversary of the Grant Date (the “Initial Vesting Date”); and (B) the remaining 2/3rd of your RSUs vesting in four (4) equal installments on each six (6) month anniversary of the Initial Vesting Date. Notwithstanding the foregoing, your grant will be subject to, and you will be required to, enter into a restricted share unit agreement in the Company’s applicable form in connection with the grant of the RSUs.

c)You will, on the Grant Date, be granted performance share units (the “PSUs”) that, upon vesting, will be settled in shares of common stock of the Parent Company with a value (as of the Grant Date) equal to USD$425,000.00, calculated consistent with such grants made to similarly situated employees of the Company. Notwithstanding the foregoing, your grant will be subject to, and you will be required to, enter into a performance share unit agreement in the Company’s applicable form in connection with the grant of the Sign On PSUs.
d)You will, on the Grant Date, be granted an additional 133,333 restricted stock units (the “Share-Price Units”), that upon vesting, will be settled in shares of common stock of the Parent Company. Subject to your active and continuous employment with the Company through the applicable vesting date, the Share-Price Units will vest in full on the date the Parent Company stock price achieves a daily closing price on the NASDAQ market of $7.50 for 10 (ten) consecutive trading days on or before January 31, 2022 (the “Vesting Condition”). If the Vesting Condition is not met by January 31, 2022, then the Share-Price Units will expire without vesting. Notwithstanding the foregoing, your grant will be subject to, and you will be required to, enter into a restricted share unit agreement in the Company’s applicable form in connection with the grant of the Share-Price Units.
e)Except as set forth herein, you shall not be entitled to any other equity awards from the Company during the fiscal year ending December 31, 2020. Following the fiscal year ending December 31, 2020, subject to Board or Committee approval, you will be eligible to receive annual equity incentive awards under the Company’s incentive award plans at such times, in such amounts and forms, and on such terms as are determined by the Board or Committee, taking into account your role and responsibilities. You will be required to enter into equity award agreement(s) in the Company’s then-applicable form in connection with the grant of any future awards described in this Section 5(e).
5)Work location: You will work out of the Company’s Kanata, Ontario, Canada location until you relocate permanently to work for the Company from its Plano, Texas office, as contemplated in Section C below.
B.    Benefits

As a regular full-time employee, you will be eligible to participate in a number of Ribbon Canada-sponsored benefits, which include the Ribbon Canada medical plan, dental plan, short and long term disability plan, pension plan, and paid time away from work plans, subject to satisfying any eligibility requirements and to the terms and conditions of those plans.

Ribbon Canada may, at any time, modify, suspend, or discontinue any or all such benefits for its employees generally or for any group thereof at its sole discretion, without any obligation to replace such benefits with any other benefits or to otherwise compensate you in respect thereof. Ribbon Canada’s sole obligation is to pay its share, if any, of the required premium costs for these benefits. Any claim or dispute relating to a decision made by the group benefits insurer will be with and directed to the insurer only, and will not form the basis for any dispute or liability as between you and Ribbon Canada.

Benefit plan information is outlined in the Ribbon Canada Benefits Summary accompanying this offer of employment. This summary is provided for general information purposes only, and for all the applicable terms and conditions, you must refer to the full terms and conditions of each applicable plan.

Ribbon Canada will reimburse you for all reasonable travel, business development, meals, entertainment and other expenses incurred by you in connection with the performance of your duties and obligations on behalf of the Company. You will comply with such limitation and reporting requirements with respect to expenses as may be established by the Company from time to time and will promptly provide all appropriate and requested documentation in connection with such services.

Following your relocation as contemplated by Section C below, you will be entitled to participate in the U.S.-based benefit programs on terms consistent with other executives of the Parent Company.

C.    Relocation to the USA

Your primary work location will be Plano, Texas. However, given the uncertainty related to the current Covid-19 pandemic, you will be employed initially by Ribbon Canada out of its Kanata, Ontario, Canada office, and the plans and timing of your employment by the Company in the USA and your relocation to the Dallas, Texas metropolitan area will be finalized once there is better certainty over the global situation. Once finalized, you understand and agree that you will:

i.Be entitled to a one-time cash relocation allowance payment in the amount, after payment of any applicable income tax withholdings, of USD$50,000.00 to support your relocation and assist you with moving related expenses, to be paid on the first payroll date following the date the timing of your relocation are finalized. If you resign from the Company, or are terminated by the Company for Cause (“Cause” as defined in the then applicable severance agreement between you and the Company), in each case, within twelve (12) months following your effective relocation date, or you fail to timely relocate in accordance with this Section C, you will be required to reimburse the Company for all relocation amounts paid to you within 30 days following your termination of employment or the date of such failure, as applicable. By signing this offer letter, you agree that any amounts owed pursuant to this Section C may be withheld from your final paycheck and/or outstanding business expense reimbursements;
ii.Enter into an at-will employment agreement (including a confidentiality, non-competition, non-Solicitation and assignment of inventions agreement and severance agreement) with the Company in substantially the form executed by similarly situated US executive officers of the Parent Company. Such at-will employment agreement will recognize your service with Ribbon Canada, will replace and supersede this Agreement, and will be governed by Texas law; and
iii.Cooperate with the Company to secure the necessary authorization for you to lawfully live and work in the US. You agree to provide any documentation or information at the Company’s reasonable request to facilitate these processes. If the US government denies you authorization to live and work for the Company in the USA, you will continue to be employed by Ribbon Canada pursuant to the terms of this Agreement.

D.    Accessible Employment

Ribbon is committed to ensuring a safe, dignified, welcome and accessible environment that respects the dignity, independence, integration and equal opportunity of people with disabilities. A copy of Ribbon’s policies regarding accessible employment are available on Ribbon’s Intranet. If you are a person with a disability and require reasonable accommodation during your employment with Ribbon, please contact your HR Business Partner or globalhr@rbbn.com. Ribbon will work with you to create an Individual Accommodation Plan (“IAP”) and to ensure that your IAP accurately reflects your accommodation requirements, including any personalized emergency response information that you require (e.g. if you require assistance in the event of an emergency, due to a disability).”
E.    Confidentiality, Non-Disclosure, and Non-Solicitation/Non-Competition and Other Restrictive Covenants Agreement with the Company
The Company considers the protection of its confidential information and proprietary materials to be very important. Therefore, it is a term and condition of this Agreement that you agree to execute and return the attached Confidentiality, Non-Disclosure, and Non-Solicitation/Non-Competition and Other Restrictive Covenants Agreement with the Company prior to the Start Date.
F.    Termination and Eligibility for Severance
The parties acknowledge and agree that they will enter into a severance agreement in substantially the form attached hereto (“Severance Agreement”) prior to the Start Date. Except as set forth in the Severance Agreement, you will not be entitled to any severance or other termination payments or benefits from the Company or any of its affiliates.
G.    Previous Employment
By accepting employment with the Company, you represent the following: (a) any notice period you are required to give or to serve with a previous employer has expired and that by entering into or performing any of your duties for the Company, you will not be in breach of any other binding obligation on you; (b) you will not use or disclose any confidential information in breach of any agreement you may have with a previous employer or any other person; and (c) you are not currently party to or bound by the terms of any non-competition, non-solicitation, confidentiality or non-disclosure agreement or other agreement with a previous employer or any other party which could impair or interfere in any manner with your ability to fully satisfy your obligations and duties hereunder.
H.    Indemnity
As an executive of the Company, the Company will provide you with an Indemnity Agreement on the Company’s standard form.

I.    Privacy

By accepting this offer of employment with the Company, you understand and consent that the Company and its direct and indirect parents and affiliates may collect, use or disclose personal information about you as required for those purposes necessary for the conduct of the employment relationship (including benefits administration) (“Employee Personal Information”). Examples of these purposes include, but are not limited to recruitment, promotion, training or career development; contact of next of kin in event of emergency; employment administration; pensions and benefits administration; work planning and management; provision of references to potential employers, financial institutions, or educational establishments; performance development reviews and other performance assessments, appraisals, etc.; and photographs used for identification cards, management reports or employee announcements. You also understand that the Company may disclose your Employee Personal Information to a third party administrator for the purpose of administering your employment relationship with the Company and you hereby consent to such disclosure.
J.    General Terms and Conditions
By accepting this offer of employment, you agree to comply with the Company’s Code of Conduct including, without limitation, the anti-corruption and conflict of interest policies therein, as well as all Company policies, procedures and objectives, as in effect from time to time. By signing this offer letter you confirm that you have read and understood the attached Code.
This offer of employment is conditioned upon your successful completion of a criminal background check performed pursuant to your written authorization.
The terms and conditions of this offer of employment shall govern the parties, regardless of the length of employment or any changes to your position, compensation, title and regardless of whether such change is material or otherwise.

If any provision of this offer of employment or part thereof is determined at any time by a court, arbitrator or tribunal of competent jurisdiction to be invalid, illegal or unenforceable, such provision or part thereof shall be severable from this agreement and the remainder of this offer of employment will be construed as if such invalid, illegal or unenforceable provision or part thereof had been deleted here from.
If any term of this offer of employment fails to comply with any applicable minimum requirement of the Ontario Employment Standards Act, 2000, as amended, or any other applicable employment standards legislation, then the legislated minimum requirements shall apply and replace any term of this offer of employment that fails to comply. In such cases, the legislated minimum requirements shall constitute the parties’ respective and total rights and entitlements in that respect.
This employment agreement and all matters arising hereunder shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.
If you accept our offer of employment, this letter, the Severance Agreement, and the Confidentiality, Non-Disclosure, and Non-Solicitation/Non-Competition and Other Restrictive Covenants Agreement you enter into with the Company, and the other documents referenced herein will constitute the terms and conditions of your employment with the Company, and collectively supersede any prior representations or agreements, whether written or oral, regarding the subject matter herein (including, without limitation, that certain offer letter from Ribbon Communications Operating Company, Inc. dated July 20, 2020).
Please indicate whether or not you accept this offer of employment by signing this letter in the space provided below and sending a scanned copy to me via email (pferguson@rbbn.com) on or before August 31, 2020.

I am very happy to extend this offer to you and am excited about the prospect of you joining the Company.
Sincerely,
Petrena Ferguson
SVP, Human Resources

Enclosures

_________________________________________________

I, Sam Bucci, have read and accept this offer of employment.
I further acknowledge that I had sufficient time to review this offer of employment thoroughly, that I understand its terms and my obligations hereunder, and that I have been given an opportunity to obtain independent legal, financial and other advice concerning the interpretation and effect of this agreement.

/s/ Sam Bucci_____________              __8/31/2020________________
Signature                          Date